Exhibit 99.1

Contacts:	Eric J. Shick
Vice President, Investor Relations
(908) 277-8413

Holly P. Glass
Vice President, Government and Public Relations
(703) 754-2848

TOMMY G. THOMPSON ELECTED TO BARD’S BOARD OF DIRECTORS

MURRAY HILL, NJ (August 16, 2005) – C. R. Bard, Inc. (NYSE-BCR) today announced that, at its August board meeting, Tommy G. Thompson was elected to its board of directors. Thompson is the former U.S. Secretary of Health and Human Services (HHS) and is currently a partner in the Akin Gump Strauss Hauer & Feld LLP law firm, independent chairman of the Deloitte Center for Health Care Management and Transformation and president of Logistics Health Inc.

Secretary Thompson was elected to the Wisconsin state Assembly in 1966, becoming Assembly minority leader in 1981. He was elected governor of Wisconsin in 1986, and was serving a fourth term in 2001 when President Bush appointed him to the post of HHS secretary. Under his leadership, HHS modernized the Medicare program – adding prescription drug coverage for beneficiaries – and reformed the welfare program. As secretary, Thompson was also active in the development of the U.S. response to the threat of bioterrorism and in the fight against AIDS, and other diseases. He currently serves as the honorary chairman of the Global Fund to Fight AIDS, Tuberculosis and Malaria.

“Having served as the nation’s leading advocate for the health and welfare of all Americans, Tommy Thompson brings a very unique and valuable perspective to our board,” said Bard Chairman and Chief Executive Officer, Timothy M. Ring. “We look forward to working with him in the coming years.”

Secretary Thompson received both a Bachelor of Science degree and a J.D. from the University of Wisconsin-Madison. He is a former chairman of the National Governors Association, the Education Commission of the States and the Midwestern Governors Conference. He has received numerous awards for his public service, including the Horatio Alger Award.

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C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.